EXHIBIT 99.1

For Immediate Release

Contact:	Glenn P. Muir	Frances Crecco
	Executive Vice President & CFO	Director, Investor Relations
	Hologic, Inc.	Hologic, Inc.
	(781) 999-7300	(781) 999-7377

HOLOGIC ANNOUNCES THIRD QUARTER

FISCAL 2004 OPERATING RESULTS

Revenues and Backlog Increase to Record Highs

BEDFORD, Mass. (August 3, 2004) — Hologic, Inc. (NASDAQ: HOLX), a leading provider of women’s diagnostic imaging systems and state-of-the-art digital imaging systems, today announced its results for the quarter ended June 26, 2004.

Third quarter fiscal 2004 revenues totaled $59,225,000, a 13% increase when compared to revenues of $52,332,000 in the third quarter of fiscal 2003. For the third quarter of fiscal 2004, Hologic reported net income of $3,325,000, or $0.15 per diluted share, compared with net income of $1,019,000 or $0.05 per diluted share, in the third quarter of fiscal 2003. The improvement in earnings reflects the increase in revenues, led by the continued shift in product sales to the higher margin digital mammography systems (Selenia). Included in the results was $741,000 the Company incurred in due diligence and related expenses in connection with the analysis and negotiation of a potential acquisition. At quarter-end, the Company had decided not to pursue this potential acquisition further and accordingly expensed all acquisition related costs.

For the nine months ended June 26, 2004, revenues totaled $164,756,000 compared to revenues of $151,631,000 in the nine months ended June 28, 2003. For the nine months ended June 26, 2004, Hologic recognized net income of $6,954,000, or $0.33 per diluted share, compared with net income of $282,000, or $0.01 per diluted share, for the comparable nine-month period in fiscal 2003.

During the third quarter, Hologic installed and recognized as revenue, 37 Selenia full field digital mammography systems. At June 26, 2004, the Company’s backlog for orders of Selenia was 80 systems and total backlog for all products was over $58 million.

“This is the third consecutive quarter we have boosted earnings and revenue. Our ability to grow both the top and bottom line demonstrates the value we provide our customers” said, Jack W. Cumming, Chairman and CEO. “Quarter-over-quarter we continue to increase traction in our breast imaging product segment and are buoyed by the prospects for future sales growth. We anticipate the quality of our customer base, coupled with our revenue streams and operational efficiencies will continue to yield positive operating results for the balance of the fiscal year. For the future, we expect to leverage our technological advantages, expand our product offerings and increase our market penetration, to further enhance our competitive position.”

Beginning in the first quarter of fiscal 2004, the Company changed its segment reporting to reflect four market segments: Mammography; Osteoporosis Assessment; Digital Detectors; and All Other. The All Other segment includes the Company’s mini C-arm, conventional general radiography service and digital general radiography systems businesses. Prior period segment information has been restated to reflect this change in the Company’s segment reporting.

Third quarter financial overview by segment:

•	Mammography revenues increased 41% to $30,611,000 for the third quarter of fiscal 2004 from $21,752,000 for the same period in fiscal 2003. This increase was primarily due to continued increasing sales of Selenia in both the domestic and international markets. Operating income for this business segment in the third quarter of fiscal 2004 increased to $3,001,000 compared to operating income of $1,239,000 in the third quarter of fiscal 2003. This increase in operating income in the current quarter was primarily due to the increase in revenues and the higher gross profits on the shift in product sales to Selenia.

•	Osteoporosis assessment revenues were $17,614,000 for the third quarter of fiscal 2004, compared to $17,754,000 for the same period in fiscal 2003. Operating income for this business segment in the third quarter of fiscal 2004 decreased to $1,961,000 from $2,572,000 in the third quarter of fiscal 2003. The decrease in operating income in the current quarter was primarily due to lower gross profits from a shift to lower priced systems sold into the United Sates primary care and international markets, slightly reduced service revenue and slightly higher service costs.

•	Digital detector revenues increased 112% to $4,683,000 for the third quarter of fiscal 2004 from $2,207,000 for the same period in fiscal 2003. This increase was primarily due to a significant increase in the number of general radiography and mammography digital detectors sold to other OEMs. Operating loss for this business segment in the third quarter of fiscal 2004 decreased to $1,073,000 from $1,589,000 in the third quarter of fiscal 2003. The decrease in operating loss in the current quarter was primarily due to the increased revenues and improved gross margins from the higher volume.

•	All other revenues decreased 41% to $6,317,000 for the third quarter of fiscal 2004 from $10,619,000 for the same period in fiscal 2003. The decrease in revenues was primarily due to the shipment of fewer digital general radiography tables as this business is currently being phased out. Operating loss for this business segment in the third quarter of fiscal 2004 decreased to $462,000 from a loss of $1,188,000 in the third quarter of fiscal 2003. This decrease in operating loss in the current quarter was primarily due to a reduction in the operating expenses allocated to the digital general radiography systems business.

Hologic’s management will host a conference call today at 10:00 a.m. (Eastern) to discuss third quarter fiscal 2004 operating results. Interested participants may listen to the call by dialing 800-210-9006 or 719-457-2621 for international callers and referencing code 512647 approximately 15 minutes prior to the call. For those unable to participate in the live broadcast, a replay will be available one hour after the call ends through August 6, 2004 at 888-203-1112 or 719-457-0820 for international callers, access code 512647. The Company will also provide a live webcast of the call on the investor relations page of the Company’s website at www.hologic.com/investor. A replay of the call will also be available on the investor relations page of the Company’s website www.hologic.com/investor shortly after the completion of the live broadcast.

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostic and medical imaging systems dedicated to serving the healthcare needs of women, and a leading developer of innovative imaging technology for digital radiography and breast imaging. Hologic’s resources are focused on developing systems with superior image quality and diagnostic accuracy while providing exemplary customer service. This focus has enabled the Company to capture significant market share in its core niches against large, multinational companies, while engendering intense customer loyalty. Hologic’s core business units are focused on osteoporosis assessment, breast cancer detection, direct capture x-ray detectors for digital radiography applications and mini C-arm imaging for orthopedic applications. Hologic’s product lines are premier brands in their markets and command leading market positions. For more information on Hologic, please visit the Company’s website at www.hologic.com.

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding: the Company’s prospects for future sales growth; the Company’s expected positive operating results for the balance of the fiscal year; the Company’s future expectations regarding its technological advantages, product offerings, market penetration and competitive position; and any implication that the Company’s backlog may be indicative of future sales. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. The Company’s backlog consists of purchase orders for which delivery is scheduled within the next twelve months, as specified by the customer. In certain circumstances, orders included in backlog may be canceled or rescheduled by customers without significant penalty. Therefore, backlog as of any particular date should not be relied upon as indicative of the Company’s net revenues for any future period. Other factors that could cause actual results to materially differ include, without limitation, manufacturing risks that may limit the Company’s ability to ramp-up commercial production of the Selenia and other of the Company’s digital products, including the Company’s reliance on a single source of supply for some key components of its products as well as the need to comply with especially high standards for those components and in the manufacture of digital X-ray products in general; uncertainties inherent in the development of new products and the enhancement of existing products, including technical and regulatory risks, cost overruns and delays; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; the Company’s ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for digital X-ray products; risks relating to compliance with financial covenants under the Company’s working capital financing and leases; technical innovations that could render products marketed or under development by the Company obsolete; competition; and reimbursement policies for the use of the Company’s products. Other factors that could adversely affect the Company’s business and prospects are described in the Company’s filings with the Securities and Exchange Commission. Hologic expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

HOLOGIC, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

ASSETS

	June 26, 2004	September 27, 2003
CURRENT ASSETS:
Cash and cash equivalents	$56,944	$45,177
Accounts receivable, less reserves of $2,867 and $3,477, respectively	47,759	43,831
Inventories	42,956	43,426
Prepaid expenses and other current assets	9,673	9,554

Total current assets	157,332	141,988

Property and equipment, net	32,156	32,106
Intangible assets, net	6,693	8,040
Goodwill, net	6,285	5,810
Other assets, net	414	659

	$202,880	$188,603

LIABILITIES AND STOCKHOLDERS’ EQUITY

	June 26, 2004	September 27, 2003
CURRENT LIABILITIES:
Current portion of note payable	$943	$480
Accounts payable	10,891	10,819
Accrued expenses	18,095	17,387
Deferred revenue	12,360	9,440

Total current liabilities	42,289	38,126

Notes payable, net of current portion	590	1,550

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value- Authorized - 30,000 shares Issued – 20,471 and 19,966 shares, respectively	205	200
Capital in excess of par value	148,429	144,455
Retained earnings	12,986	6,032
Cumulative translation adjustment	(1,155)	(1,296)
Treasury stock, 45 shares at cost	(464)	(464)

Total stockholders’ equity	160,001	148,927

	$202,880	$188,603

HOLOGIC, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 26, 2004	June 28, 2003	June 26, 2004	June 28, 2003
REVENUES	$59,225	$52,332	$164,756	$151,631

COSTS AND EXPENSES:
Cost of revenues	37,039	33,852	102,556	97,044
Research and development	4,143	4,366	12,296	14,018

Selling and marketing	7,554	7,561	24,435	23,384
General and administrative	6,321	5,519	17,394	16,870
Acquisition costs	741	—	741	—

	55,798	51,298	157,422	151,316

Income from operations	3,427	1,034	7,334	315

Interest income	125	137	349	556

Interest/other expense	(54)	(100)	(412)	(276)

Income before provision for income taxes and cumulative effect of accounting change	3,498	1,071	7,271	595

Provision for Income Taxes	173	52	317	106

Income before cumulative effect of accounting change	3,325	1,019	6,954	489
Cumulative effect of accounting change	—	—	—	(207)

Net income	$3,325	$1,019	$6,954	$282

Basic income per common and common equivalent share:
Income before cumulative effect of accounting change	$.16	$.05	$.34	$.02
Cumulative effect of accounting change	—	—	—	(.01)

Net income	$.16	$.05	$.34	$.01

Diluted income per common and common equivalent share:
Income before cumulative effect of accounting change	$.15	$.05	$.33	$.02
Cumulative effect of accounting change	—	—	—	(.01)

Net income	$.15	$.05	$.33	$.01

Weighted Average Number of Common Shares Outstanding:
Basic	20,359	19,656	20,183	19,571

Diluted	21,471	20,236	21,220	19,915

Note: During the fourth quarter of fiscal 2003, the Company adopted EITF 00-21: Revenue Arrangements with Multiple Deliverables, as a cumulative effect adjustment for a change in accounting principle. All installation and training activities have been classified as service and other revenue and the fair value of these undelivered items at the end of any period are deferred. All 2003 information presented has been reclassified to conform with the current-period presentation.